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                                                                   EXHIBIT 23.1

                    Consent of Independent Public Accountants

We consent to incorporation by reference herein of our report dated February 5, 2002 relating to the consolidated balance sheets of CIRCOR International, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, cash flows, and shareholder's equity for the years ended December 31, 2001 and 2000, the six months ended December 31, 1999 and the fiscal year ended June 30, 1999, which report appears in the December 31, 2001 annual report on Form 10-K of CIRCOR International, Inc., and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP
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KPMG LLP

Boston, Massachusetts


May 29, 2002